Exhibit 21.1

Subsidiaries of Mitel Networks Corporation (the “Corporation”)

The full corporate name, jurisdiction of incorporation and registered and beneficial ownership of the issued and outstanding shares of each direct and indirect Subsidiary is as follows:

Name of Subsidiary	Jurisdiction of Incorporation	Ownership of Securities

Mitel Networks Holdings Limited	United Kingdom	Wholly-owned by the Corporation

Mitel Networks Asia Pacific Limited	Hong Kong	Wholly-owned by the Corporation

Mitel Networks International Limited	Barbados	Wholly-owned by the Corporation

Mitel Networks Overseas Limited	Barbados	Wholly-owned by the Corporation

Mitel Networks Limited	United Kingdom	Wholly-owned by Mitel Networks Holdings Limited, which is in turn wholly-owned by the Corporation

Mitel Networks, Inc.	Delaware	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc. which is in turn wholly-owned by the Corporation

Mitel U.S. Holdings, Inc.	Delaware	Wholly-owned by the Corporation

Mitel (Delaware), Inc.	Delaware	Wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Netsolutions, Inc.	Texas	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Leasing, Inc.	Arizona	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Business Systems, Inc.	Arizona	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Technologies, Inc.	Arizona	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Inter-Tel Lake Limited	Ireland	Wholly-owned by the Corporation

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